Exhibit 99.1

FOR IMMEDIATE RELEASE

Western Union Reports First Quarter Results

Strong digital growth continues

Over $260 million returned to shareholders through dividends and repurchases

Sale of Speedpay business for approximately $750 million expected to be completed in May

DENVER, May 7, 2019: The Western Union Company (NYSE: WU), a global leader in cross-border, cross-currency money movement, today reported first quarter financial results and its updated financial outlook for 2019.

In the first quarter, the Company generated revenue of $1.3 billion, a decline of 4% on a reported basis or an increase of 2% in adjusted constant currency terms, compared to the prior year period.  Adjusted constant currency revenue excludes the Speedpay U.S. domestic bill payments business, which is expected to be divested in May, for both the current and prior year periods.  The strengthening of the dollar against the Argentine peso negatively impacted reported revenue by 4 percentage points in the quarter, while the effects of inflation on the Company’s Argentina-based businesses are estimated to have positively impacted both reported and constant currency revenue by approximately 2 percentage points.

Consumer money transfer revenues declined 3% in the quarter due to the impact of foreign exchange, however, revenue was flat on a constant currency basis.

President and CEO Hikmet Ersek said “We expect revenue growth and profit margins to improve over the course of the year, as we gain traction with new opportunities and face less-challenging comparisons.”

Ersek added, “We remain committed to our strategies to deliver strong digital expansion, offer our cross-border platform to new business areas, and generate additional operating efficiencies.  Divesting the Speedpay domestic bill payments business is the first step in streamlining our operating model and cost structure, and we are evaluating other initiatives to drive stronger profitability in the future.”

The Company plans to hold an investor day in the third quarter to discuss strategies, growth plans, and efficiency opportunities.

GAAP earnings per share in the first quarter was $0.39 compared to $0.46 in the prior year period, or $0.45 in the prior year period on an adjusted basis (refer to Adjustment Items section).  The decrease in earnings per share was primarily due to lower revenues, an increase in acquisition and divestiture related expenses, and a higher effective tax rate, partially offset by fewer shares outstanding.

Executive vice president and CFO Raj Agrawal stated, “We generated strong operating cash flow in the quarter, and we returned over $260 million to shareholders through dividends and share repurchases.”

Q1 Business Unit Highlights

•

Consumer-to-Consumer (C2C) revenues, which represented 79% of total Company revenue in the quarter, declined 3% on a reported basis, or were flat constant currency, while transactions grew 2%.  Geographically, growth in the U.S. outbound business and sends originated in Latin America were offset by declines in U.S. domestic money transfer and sends originated in the Middle East and Asia Pacific.

Westernunion.com C2C revenues increased 17%, or 19% constant currency, and transactions increased 19%.  Westernunion.com revenues represented 13% of total C2C revenue in the quarter and the service is available in approximately 70 countries, plus additional territories.

•

Western Union Business Solutions revenues declined 1% on a reported basis, or increased 4% constant currency, with constant currency growth driven by strong performance in Asia Pacific and Europe.  Business Solutions represented 7% of total Company revenues in the quarter.

•

Other revenues, which primarily consist of bill payments businesses in the U.S. and Argentina, declined 9%.  The strengthening of the dollar against the Argentine peso negatively impacted Other reported revenue by 20 percentage points in the quarter, while the effects of inflation on the Argentina Pago Facil bill payments business are estimated to have positively impacted revenue by approximately 11 percentage points.   Other revenues represented 14% of total Company revenues in the quarter, with approximately half of the revenues related to the Speedpay business.

Additional Q1 Financial Highlights

•	GAAP operating margin in the quarter was 18.8% compared to 19.1% in the prior year period, with the decline primarily attributable to higher acquisition and divestiture related expenses.

•

The GAAP effective tax rate in the quarter was 19.9% compared to 8.9% in the prior year period, or 11.4% in the prior year period on an adjusted basis.  The prior year period benefited from certain discrete items.

•

Cash flow from operating activities for the quarter totaled $240 million.  The Company returned $262 million to shareholders in the first quarter, consisting of $175 million in share repurchases and $87 million of dividends.

Speedpay Transaction

The Company expects to complete the sale of its Speedpay U.S. domestic bill payments business for approximately $750 million in cash in May.  Speedpay revenues were approximately $350 million in 2018 and carve-out operating income, excluding corporate allocations, was approximately $100 million.  The Company also completed a separate sale of its Paymap mortgage payments services in May.  Paymap revenue was approximately $15 million in 2018.  The sale of these businesses is consistent with the Company’s strategic focus on cross-border, cross-currency money movement.

The sale of the Speedpay business is expected to generate a pre-tax gain of approximately $530 million in the second quarter.  The taxes on the net Speedpay and Paymap gain are estimated at approximately $150 million based on U.S. statutory rates (the Speedpay tax gain is significantly larger than the book gain).  The gain on the Speedpay sale is also expected to favorably affect the Company’s U.S. tax position in 2019 with respect to the U.S. Tax Act Base Erosion and Anti-Abuse Tax (BEAT) provision, resulting in a separate tax benefit of $40 million this year compared to the Company’s previous outlook.

The Company expects to utilize the approximately $600 million in cash proceeds available from the transactions for a combination of share repurchase and net debt reduction over the next 12 months, with slightly more than half of the total currently planned for share repurchase.

Based on these factors, the Company currently expects the removal of Speedpay and Paymap income, net of the impact of additional share repurchases and lower net debt, to be approximately $0.10 dilutive to earnings per share for both 2019 and 2020 (the 2019 projection reflects a partial year of Speedpay and Paymap income through May, while 2020 reflects complete removal of the income from these businesses, with offsets from additional share repurchases and lower net interest expense).  Including the after-tax gain on sale and additional BEAT tax benefit (approximately $0.96 per share impact combined) and an approximately ($0.02) impact from acquisition and divestiture costs, the full impact of divestiture related activities is expected to be approximately $0.84 accretive in 2019.

2019 Outlook

The Company updated its full year financial outlook, which was previously reported on February 7, 2019.

The Company expects the following outlook for 2019:

Revenue

•	GAAP: mid-single digit decrease (previously low single-digit decrease to a low single-digit increase)
o	reduction from prior outlook due to expected divestiture of Speedpay business in mid-May
•	Adjusted constant currency: low single-digit increase, excluding any benefit related to Argentina inflation (no change vs. prior outlook)

Operating Profit Margin

•	GAAP operating margin of approximately 20% (no change vs. prior outlook)

Tax Rate

•	GAAP effective tax rate of approximately 18% to 19% (previously 17% to 18%)
o	increase from prior outlook primarily due to the impact of tax on Speedpay sale gain, partially offset by favorable change in U.S. tax position relating to BEAT provision following the sale
o	The Company currently expects a mid-teens tax rate in 2020

Earnings per Share

•	GAAP EPS in a range of $2.66 to $2.76 (previously $1.83 to $1.95)
o	increase from prior outlook reflects the approximately $0.84 net effect related to the Speedpay and Paymap transactions as noted above
o	the Company currently expects to spend between $500 million and $600 million on share repurchases in 2019, and a similar amount in 2020

Cash Flow

•

GAAP cash flow from operating activities of approximately $850 million, which is net of approximately $150 million of taxes expected to be paid relating to the net gain on the Speedpay and Paymap sales and includes an approximately $40 million tax benefit related to BEAT compared to the Company’s previous outlook

o	The cash proceeds from the sales are classified as investing activities, while the taxes on the net gain are classified as operating activities
•	Cash flow from operating activities of approximately $950 million (previously approximately $1 billion), excluding the above-mentioned tax impacts
o	Change from prior outlook due to removal of partial year of Speedpay cash flow

Adjustment Items

Adjusted metrics for 2019 exclude Speedpay revenues.

Adjusted metrics for 2018 exclude Speedpay revenues and the impact of tax expense related to changes in estimates for the provisional accounting for the Tax Act.  Speedpay revenues have been excluded to provide comparability with 2019 adjusted metrics.

Additional Statistics

Additional key statistics for the quarter and historical trends can be found in the supplemental tables included with this press release.

Segment operating margins have not been adjusted for the expected reallocation of corporate overhead expenses that is anticipated after the divestiture of our Speedpay business.

All amounts included in the supplemental tables to this press release are rounded to the nearest tenth of a million, except as otherwise noted. As a result, the percentage changes and margins disclosed herein may not recalculate precisely using the rounded amounts provided.

Non-GAAP Measures

Western Union presents a number of non-GAAP financial measures because management believes that these metrics provide meaningful supplemental information in addition to the GAAP metrics and provide comparability and consistency to prior periods.  Constant currency results assume foreign revenues are translated from foreign currencies to the U.S. dollar, net of the effect of foreign currency hedges, at rates consistent with those in the prior year.

These non-GAAP financial measures include consolidated revenue change constant currency adjusted and excluding Speedpay; Consumer-to-Consumer segment revenue change constant currency adjusted; Consumer-to-Consumer segment westernunion.com revenue change constant currency adjusted; Business Solutions segment revenue change constant currency adjusted;  diluted earnings per share excluding Tax Act; effective tax rate excluding Tax Act; operating cash flow outlook, excluding tax payments related to net gain on Speedpay and Paymap divestitures, net of lower BEAT payments; and additional measures found in the supplemental tables included with this press release.

Reconciliations of non-GAAP to comparable GAAP measures are available in the accompanying schedules and in the “Investor Relations” section of the Company’s website at

http://ir.westernunion.com.

Investor and Analyst Conference Call and Slide Presentation

The Company will host a conference call and webcast, including slides, at 4:30 p.m. Eastern Time today.  To listen to the conference call via telephone, dial +1 (888) 317-6003 (U.S.) or +1 (412) 317-6061 (outside the U.S.) ten minutes prior to the start of the call.  The pass code is 9466573.

The conference call and accompanying slides will be available via webcast at

http://ir.westernunion.com. Registration for the event is required, so please register at least five minutes prior to the scheduled start time.

A webcast replay will be available at http://ir.westernunion.com.

Please note: All statements made by Western Union officers on this call are the property of Western Union and subject to copyright protection. Other than the replay, Western Union has not authorized, and disclaims responsibility for, any recording, replay or distribution of any transcription of this call.

Safe Harbor Compliance Statement for Forward-Looking Statements

This press release contains certain statements that are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from those expressed in, or implied by, our forward-looking statements. Words such as "expects," "intends," "anticipates," "believes," "estimates," "guides," "provides guidance," "provides outlook" and other similar expressions or future or conditional verbs such as "may," "will," "should," "would," "could," and "might" are intended to identify such forward-looking statements. Readers of this press release of The Western Union Company (the "Company," "Western Union," "we," "our" or "us") should not rely solely on the forward-looking statements and should consider all uncertainties and risks discussed in the "Risk Factors" section and throughout the Annual Report on Form 10-K for the year ended December 31, 2018. The statements are only as of the date they are made, and the Company undertakes no obligation to update any forward-looking statement.

Possible events or factors that could cause results or performance to differ materially from those expressed in our forward-looking statements include the following: (i) events related to our business and industry, such as: changes in general economic conditions and economic conditions in the regions and industries in which we operate, including global economic downturns and trade disruptions, or significantly slower growth or declines in the money transfer, payment service, and other markets in which we operate, including downturns or declines related to interruptions in migration patterns, or non-performance by our banks, lenders, insurers, or other financial services providers; failure to compete effectively in the money transfer and payment service industry, including among other things, with respect to price, with global and niche or corridor money transfer providers, banks and other money transfer and payment service providers, including electronic, mobile and Internet-based services, card associations, and card-based payment providers, and with digital currencies and related protocols, and other innovations in technology and business models; political conditions and related actions, including trade restrictions and government sanctions, in the United States and abroad which may adversely affect our business and economic conditions as a whole, including interruptions of United States or other government relations with countries in which we have or are implementing significant business relationships with agents or clients; deterioration in customer confidence in our business, or in money transfer and payment service providers generally; our ability to adopt new technology and develop and gain market acceptance of new and enhanced services in response to changing industry and consumer needs or trends; changes in, and failure to manage effectively, exposure to foreign exchange rates, including the impact of the regulation of foreign exchange spreads on money transfers and payment transactions; any material breach of security, including cybersecurity, or safeguards of or interruptions in any of our systems or those of our vendors or other third parties; cessation of or defects in various services provided to us by third-party vendors; mergers, acquisitions, and the integration of acquired businesses and technologies into our Company, divestitures, and the failure to realize anticipated financial benefits from these transactions, and events requiring us to write down our goodwill; decisions to change our business mix; failure to manage credit and fraud risks presented by our agents, clients and consumers; failure to maintain our agent network and business relationships under terms consistent with or more advantageous to us than those currently in place, including due to increased costs or loss of business as a result of increased compliance requirements or difficulty for us, our agents or their subagents in establishing or maintaining relationships with banks needed to conduct our services; changes in tax laws, or their interpretation, including with respect to United States tax reform legislation enacted in December 2017 (the "Tax Act"), any subsequent regulation, and potential related state income tax impacts, and unfavorable resolution of tax contingencies; adverse rating actions by credit rating agencies; our ability to realize the anticipated benefits from business transformation, productivity and cost-savings, and other related initiatives, which may include decisions to downsize or to transition operating activities from one location to another, and to minimize any disruptions in our workforce that may result from those initiatives; our ability to protect our brands and our other intellectual property rights and to defend ourselves against potential intellectual property infringement claims; our ability to attract and retain qualified key employees and to manage our workforce successfully; material changes in the market value or liquidity of securities that we hold; restrictions imposed by our debt obligations; (ii) events related to our regulatory and litigation environment, such as: liabilities or loss of business resulting from a failure by us, our agents or their subagents to comply with laws and regulations and regulatory or judicial interpretations thereof, including laws and regulations designed to protect consumers, or detect and prevent money laundering, terrorist financing, fraud and other illicit activity; increased costs or loss of business due to regulatory initiatives and changes in laws, regulations and industry practices and standards, including changes in interpretations in the United States and abroad, affecting us, our agents or their subagents, or the banks with which we or our agents maintain bank accounts needed to provide our services, including related to anti-money laundering regulations, anti-fraud measures, our licensing arrangements, customer due diligence, agent and subagent due diligence, registration and monitoring requirements, consumer protection requirements, remittances, and immigration; liabilities, increased costs or loss of business and unanticipated developments resulting from governmental investigations and consent agreements with or enforcement actions by regulators, including those associated with the settlement agreements with the United States Department of Justice, certain United States Attorney's Offices, the United States Federal Trade Commission, the Financial Crimes Enforcement Network of the United States Department of Treasury, and various state attorneys general (the "Joint Settlement Agreements"), and those associated with the January 4, 2018 consent order which resolved a matter with the New York State Department of Financial Services (the "NYDFS Consent Order"); liabilities resulting from litigation, including class-action lawsuits and similar matters, and regulatory enforcement actions, including costs, expenses, settlements and judgments; failure to comply with regulations and evolving industry standards regarding consumer privacy and data use and security, including with respect to the General Data Protection Regulation ("GDPR") approved by the European Union ("EU"); failure to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act"), as well as regulations issued pursuant to it and the actions of the Consumer Financial Protection Bureau and similar legislation and regulations enacted by other governmental authorities in the United States and abroad related to consumer protection and derivative transactions; effects of unclaimed property laws or their interpretation or the enforcement thereof; failure to maintain sufficient amounts or types of regulatory capital or other restrictions on the use of our working capital to meet the changing requirements of our regulators worldwide; changes in accounting standards, rules and interpretations or industry standards affecting our business; and (iii) other events, such as: catastrophic events; and management's ability to identify and manage these and other risks.

About Western Union

The Western Union Company (NYSE: WU) is a global leader in cross-border, cross-currency money movement. Our omnichannel platform connects the digital and physical worlds and makes it possible for consumers and businesses to send and receive money and make payments with speed, ease, and reliability.  As of March 31, 2019, our network included over 550,000 retail agent locations offering Western Union, Vigo or Orlandi Valuta branded services in more than 200 countries and territories, with the capability to send money to billions of accounts. Additionally, westernunion.com, our fastest growing channel in 2018, is available in approximately 70 countries, plus additional territories, to move money around the world. With our global reach, Western Union moves money for better, connecting family, friends and businesses to enable financial inclusion and support economic growth. For more information, visit www.westernunion.com.

WU-G

Contacts:

Media Relations:

Alicia V. Nieva-Woodgate

+1 (720) 332- 7774

Alicia.NievaWoodgate@wu.com

Investor Relations:

Mike Salop

+1(720) 332-8276

mike.salop@westernunion.com

THE WESTERN UNION COMPANY

KEY STATISTICS

(Unaudited)

	Notes*	1Q18	2Q18	3Q18	4Q18	FY2018	1Q19
Consolidated Metrics
Consolidated revenues (GAAP) - YoY % change		7%	2%	(1)%	(3)%	1%	(4)%
Consolidated revenues (constant currency adjusted) - YoY % change	a	5%	3%	3%	2%	3%	2%
Consolidated revenues (constant currency adjusted and excluding Speedpay) - YoY % change	a, t	5%	4%	3%	3%	4%	2%
Consolidated operating income/(loss) (GAAP) - YoY % change		10%	32%	11%	208%	136%	(5)%
Consolidated operating income (constant currency adjusted, excluding 2017 adjustment items) - YoY % change	b, u	5%	(4)%	7%	7%	3%	2%
Consolidated operating margin (GAAP)	c	19.1%	20.1%	21.8%	19.3%	20.1%	18.8%

Consumer-to-Consumer (C2C) Segment
Revenues (GAAP) - YoY % change		7%	4%	0%	(1)%	2%	(3)%
Revenues (constant currency adjusted) - YoY % change	g	5%	3%	2%	1%	2%	0%
Operating margin**		22.2%	23.6%	25.1%	23.3%	23.5%	22.1%

Transactions (in millions)		67.8	73.1	71.8	74.3	287.0	69.1
Transactions - YoY % change		4%	5%	4%	4%	4%	2%

Total principal ($- billions)		$20.8	$22.4	$22.1	$22.4	$87.7	$20.9
Principal per transaction ($- dollars)		$307	$306	$308	$301	$305	$302
Principal per transaction - YoY % change		5%	5%	2%	0%	3%	(2)%
Principal per transaction (constant currency adjusted) - YoY % change	h	2%	3%	4%	3%	3%	2%

Cross-border principal ($- billions)		$18.9	$20.4	$20.1	$20.5	$79.9	$19.1
Cross-border principal - YoY % change		9%	9%	6%	5%	7%	1%
Cross-border principal (constant currency adjusted) - YoY % change	i	5%	8%	7%	8%	7%	5%

NA region revenues (GAAP) - YoY % change	aa, bb	4%	3%	2%	0%	2%	1%
NA region revenues (constant currency adjusted) - YoY % change	j, aa, bb	4%	3%	2%	0%	2%	1%
NA region transactions - YoY % change	aa, bb	1%	2%	1%	2%	2%	0%

EU & CIS region revenues (GAAP) - YoY % change	aa, cc	14%	9%	3%	1%	7%	(3)%
EU & CIS region revenues (constant currency adjusted) - YoY % change	k, aa, cc	5%	4%	4%	2%	4%	1%
EU & CIS region transactions - YoY % change	aa, cc	8%	9%	8%	8%	8%	5%

MEASA region revenues (GAAP) - YoY % change	aa, dd	0%	(4)%	(7)%	(7)%	(5)%	(7)%
MEASA region revenues (constant currency adjusted) - YoY % change	l, aa, dd	(1)%	(5)%	(6)%	(6)%	(4)%	(6)%
MEASA region transactions - YoY % change	aa, dd	(2)%	(1)%	2%	3%	1%	1%

LACA region revenues (GAAP) - YoY % change	aa, ee	20%	11%	2%	0%	8%	(2)%
LACA region revenues (constant currency adjusted) - YoY % change	m, aa, ee	25%	20%	16%	16%	19%	12%
LACA region transactions - YoY % change	aa, ee	17%	16%	11%	11%	14%	9%

THE WESTERN UNION COMPANY

KEY STATISTICS

(Unaudited)

	Notes*	1Q18	2Q18	3Q18	4Q18	FY2018	1Q19
Consumer-to-Consumer segment cont.
APAC region revenues (GAAP) - YoY % change	aa, ff	2%	(5)%	(10)%	(9)%	(6)%	(13)%
APAC region revenues (constant currency adjusted) - YoY % change	n, aa, ff	0%	(5)%	(9)%	(8)%	(6)%	(11)%
APAC region transactions - YoY % change	aa, ff	1%	0%	(2)%	(4)%	(1)%	(6)%

International revenues - YoY % change	gg	9%	4%	(1)%	(2)%	3%	(5)%
International transactions - YoY % change	gg	6%	7%	6%	6%	6%	3%
International revenues - % of C2C segment revenues	gg	67%	66%	67%	67%	67%	66%

United States originated revenues - YoY % change	hh	4%	3%	1%	(1)%	2%	0%
United States originated transactions - YoY % change	hh	1%	2%	1%	2%	1%	0%
United States originated revenues - % of C2C segment revenues	hh	33%	34%	33%	33%	33%	34%

westernunion.com revenues (GAAP) - YoY % change	ii	23%	22%	19%	21%	21%	17%
westernunion.com revenues (constant currency adjusted) - YoY % change	o, ii	20%	21%	20%	22%	21%	19%
westernunion.com transactions - YoY % change	ii	24%	26%	23%	25%	25%	19%

% of Consumer-to-Consumer Revenue
Regional Revenues:
NA region revenues	aa, bb	36%	37%	37%	37%	37%	38%
EU & CIS region revenues	aa, cc	32%	32%	32%	32%	32%	32%
MEASA region revenues	aa, dd	16%	15%	15%	15%	15%	15%
LACA region revenues	aa, ee	9%	9%	9%	9%	9%	9%
APAC region revenues	aa, ff	7%	7%	7%	7%	7%	6%
westernunion.com revenues	ii	11%	11%	12%	12%	12%	13%

Business Solutions (B2B) Segment
Revenues (GAAP) - YoY % change		3%	(4)%	1%	3%	1%	(1)%
Revenues (constant currency adjusted) - YoY % change	p	(2)%	(6)%	3%	5%	0%	4%
Operating margin**		2.9%	1.2%	14.2%	5.4%	6.1%	9.0%

Other (primarily bill payments businesses in United States and Argentina)
Revenues (GAAP) - YoY % change		4%	(2)%	(9)%	(11)%	(5)%	(9)%
Revenues (constant currency adjusted) - YoY % change	r	10%	9%	7%	10%	9%	11%
Operating margin**		10.1%	8.5%	5.9%	1.8%	6.7%	5.0%

% of Total Company Revenue (GAAP)
Consumer-to-Consumer segment revenues		79%	80%	80%	80%	80%	79%
Business Solutions segment revenues		7%	7%	7%	7%	7%	7%
Other revenues		14%	13%	13%	13%	13%	14%

*   See the “Notes to Key Statistics” section of the press release for the applicable Note references and the reconciliation of non-GAAP financial measures.

** Segment operating margins have not been adjusted for the expected reallocation of corporate overhead expenses that is anticipated after the divestiture of our Speedpay business in May 2019.

THE WESTERN UNION COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(in millions, except per share amounts)

	Three Months Ended
	March 31,
	2019	2018	% Change
Revenues	$1,337.0	$1,389.4	(4)%
Expenses:
Cost of services	785.0	825.4	(5)%
Selling, general and administrative	300.8	299.1	1%
Total expenses	1,085.8	1,124.5	(3)%
Operating income	251.2	264.9	(5)%
Other income/(expense):
Interest income	2.1	0.7	(b)
Interest expense	(39.7)	(35.5)	12%
Other income, net	2.5	4.4	(42)%
Total other expense, net	(35.1)	(30.4)	15%
Income before income taxes	216.1	234.5	(8)%
Provision for income taxes (a)	43.0	20.9	(b)
Net income	$173.1	$213.6	(19)%
Earnings per share:
Basic	$0.40	$0.46	(13)%
Diluted	$0.39	$0.46	(15)%
Weighted-average shares outstanding:
Basic	437.7	460.3
Diluted	439.9	463.6

(a)

During the three months ended March 31, 2018, the Company recorded a provisional benefit of $6.0 million related to its accounting for certain of the impacts of the Tax Act.  During the fourth quarter of 2018, the Company completed its accounting for the Tax Act’s impacts that had been provisionally estimated.

(b)	Calculation not meaningful.

THE WESTERN UNION COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in millions, except per share amounts)

	March 31,	December 31,
	2019	2018
Assets
Cash and cash equivalents	$833.1	$973.4
Settlement assets	3,497.5	3,813.8
Property and equipment, net of accumulated depreciation of $668.8 and $702.4, respectively	229.0	270.4
Goodwill	2,568.5	2,725.0
Other intangible assets, net of accumulated amortization of $1,044.6 and $1,047.6, respectively	562.7	598.2
Other assets	767.0	616.0
Assets held for sale (a)	974.2	—
Total assets	$9,432.0	$8,996.8
Liabilities and Stockholders' Deficit
Liabilities:
Accounts payable and accrued liabilities	$471.3	$564.9
Settlement obligations	3,497.5	3,813.8
Income taxes payable	1,085.1	1,054.0
Deferred tax liability, net	165.3	161.1
Borrowings	3,370.3	3,433.7
Other liabilities	492.0	279.1
Liabilities associated with assets held for sale (a)	724.7	—
Total liabilities	9,806.2	9,306.6

Stockholders' deficit:
Preferred stock, $1.00 par value; 10 shares authorized; no shares issued	—	—
Common stock, $0.01 par value; 2,000 shares authorized; 432.9 shares and 441.2 shares issued and outstanding as of March 31, 2019 and December 31, 2018, respectively	4.3	4.4
Capital surplus	771.1	755.6
Accumulated deficit	(938.0)	(838.8)
Accumulated other comprehensive loss	(211.6)	(231.0)
Total stockholders' deficit	(374.2)	(309.8)
Total liabilities and stockholders' deficit	$9,432.0	$8,996.8

(a)	Primarily includes balances associated with our Speedpay business which were held for sale as of March 31, 2019.

THE WESTERN UNION COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(in millions)

	Three Months Ended
	March 31,
	2019	2018
Cash flows from operating activities
Net income	$173.1	$213.6
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	19.2	19.3
Amortization	45.6	47.4
Other non-cash items, net	28.4	8.9
Increase/(decrease) in cash resulting from changes in:
Other assets	(7.3)	(47.3)
Accounts payable and accrued liabilities	(44.1)	(123.2)
Income taxes payable	31.1	11.5
Other liabilities	(6.4)	2.5
Net cash provided by operating activities	239.6	132.7
Cash flows from investing activities
Capitalization of contract costs	(15.1)	(10.3)
Capitalization of purchased and developed software	(6.4)	(6.7)
Purchases of property and equipment	(16.1)	(20.2)
Purchases of non-settlement related investments and other	(4.1)	(4.3)
Proceeds from maturity of non-settlement related investments	19.8	10.0
Purchases of held-to-maturity non-settlement related investments	(0.7)	(1.4)
Proceeds from held-to-maturity non-settlement related investments	5.9	—
Net cash used in investing activities	(16.7)	(32.9)
Cash flows from financing activities
Cash dividends paid	(87.4)	(87.5)
Common stock repurchased	(171.6)	(11.6)
Net (repayments of)/proceeds from commercial paper	(65.0)	110.0
Proceeds from exercise of options	1.8	3.8
Other financing activities	(0.1)	(5.2)
Net cash (used in)/provided by financing activities	(322.3)	9.5
Net change in cash, cash equivalents and restricted cash	(99.4)	109.3
Cash, cash equivalents and restricted cash at beginning of period (a)	979.7	844.4
Cash, cash equivalents and restricted cash at end of period (a) (b)	$880.3	$953.7

(a)	As of March 31, 2019 and March 31, 2018, the Company had $6.2 million and $19.4 million, respectively, of restricted cash.
(b)	As of March 31, 2019, the Company had $41.0 million in cash included in Assets held for sale in its Condensed Consolidated Balance Sheets.

THE WESTERN UNION COMPANY

SUMMARY SEGMENT DATA

(Unaudited)

(in millions)

	Three Months Ended
	March 31,
	2019	2018	% Change
Revenues:
Consumer-to-Consumer	$1,056.9	$1,091.0	(3)%
Business Solutions	95.6	96.7	(1)%
Other (a) (b)	184.5	201.7	(9)%
Total consolidated revenues	$1,337.0	$1,389.4	(4)%
Operating income
Consumer-to-Consumer	$233.3	$241.7	(3)%
Business Solutions	8.6	2.8	(d)
Other (a) (b)	9.3	20.4	(55)%
Total consolidated operating income	$251.2	$264.9	(5)%
Operating income margin (c)
Consumer-to-Consumer	22.1%	22.2%	(0.1)%
Business Solutions	9.0%	2.9%	6.1%
Other (a)	5.0%	10.1%	(5.1)%
Total consolidated operating income margin	18.8%	19.1%	(0.3)%

(a)	Consists primarily of the Company’s bill payments businesses in the United States and Argentina.
(b)

On February 28, 2019, the Company entered into a stock purchase agreement with ACI Worldwide Corp. and ACW Worldwide, Inc. to sell the Company’s United States electronic bill payments business known as “Speedpay,” which is included as a component of “Other” in the Company’s segment reporting. The Company will receive approximately $750 million in an all-cash transaction that is expected to close in May 2019, and the Company will record a gain on the sale. Speedpay revenues were $88.2 million and $95.0 million and operating income, excluding corporate allocations, was $20.6 million and $28.9 million for the three months ended March 31, 2019 and 2018, respectively.

(c)	Segment operating margins have not been adjusted for the expected reallocation of corporate overhead expenses that is anticipated after the divestiture of the Speedpay business in May 2019.
(d)	Calculation not meaningful.

THE WESTERN UNION COMPANY

NOTES TO KEY STATISTICS

(in millions, unless indicated otherwise)

(Unaudited)

Western Union’s management believes the non-GAAP financial measures presented provide meaningful supplemental information regarding our operating results to assist management, investors, analysts, and others in understanding our financial results and to better analyze trends in our underlying business because they provide consistency and comparability to prior periods. We have also included non-GAAP revenues below that remove the impact of Speedpay, in order to provide a more meaningful comparison of results from continuing operations.

A non-GAAP financial measure should not be considered in isolation or as a substitute for the most comparable GAAP financial measure. A non-GAAP financial measure reflects an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the reconciliation to the corresponding GAAP financial measure, provide a more complete understanding of our business. Users of the financial statements are encouraged to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measures is included below. All adjusted year-over-year changes were calculated using prior year amounts.

		1Q18	2Q18	3Q18	4Q18	FY2018	1Q19
	Consolidated Metrics
(a)	Revenues, as reported (GAAP)	$1,389.4	$1,411.1	$1,387.8	$1,401.6	$5,589.9	$1,337.0
	Foreign currency translation impact (s)	(18.9)	9.1	52.8	68.9	111.9	77.2
	Revenues, constant currency adjusted	1,370.5	1,420.2	1,440.6	1,470.5	5,701.8	1,414.2
	Less Speedpay revenues (t)	(95.0)	(87.4)	(85.3)	(84.2)	(351.9)	(88.2)
	Revenues, constant currency adjusted and excluding Speedpay	$1,275.5	$1,332.8	$1,355.3	$1,386.3	$5,349.9	$1,326.0
	Prior year revenues, as reported (GAAP)	$1,302.4	$1,378.9	$1,404.7	$1,438.3	$5,524.3	$1,389.4
	Less prior year Speedpay revenues (t)	(91.3)	(92.3)	(92.0)	(92.7)	(368.3)	(95.0)
	Prior year revenues, adjusted, excluding Speedpay	$1,211.1	$1,286.6	$1,312.7	$1,345.6	$5,156.0	$1,294.4
	Revenue change, as reported (GAAP)	7%	2%	(1)%	(3)%	1%	(4)%
	Revenue change, constant currency adjusted	5%	3%	3%	2%	3%	2%
	Revenue change, constant currency adjusted and excluding Speedpay	5%	4%	3%	3%	4%	2%

(b)	Operating income, as reported (GAAP)	$264.9	$283.6	$302.6	$271.0	$1,122.1	$251.2
	Foreign currency translation impact (s)	3.4	2.9	7.2	4.6	18.1	18.1
	Operating income, constant currency adjusted	$268.3	$286.5	$309.8	$275.6	$1,140.2	$269.3
	Prior year operating income/(loss), as reported (GAAP)	$240.1	$215.4	$272.2	$(251.9)	$475.8	$264.9
	Prior year operating income, as adjusted (u)	$254.4	$299.4	$290.1	$258.3	$1,102.2	$264.9
	Operating income change, as reported (GAAP)	10%	32%	11%	208%	136%	(5)%
	Operating income change, constant currency adjusted, excluding 2017 adjustment items	5%	(4)%	7%	7%	3%	2%

(c)	Operating income, as reported (GAAP)	$264.9	$283.6	$302.6	$271.0	$1,122.1	$251.2
	Operating margin, as reported (GAAP)	19.1%	20.1%	21.8%	19.3%	20.1%	18.8%
	Speedpay contribution to operating income (t)	$28.9	$25.8	$23.3	$22.8	$100.8	$20.6
	Speedpay contribution to operating margin (t)	0.8%	0.6%	0.4%	0.5%	0.6%	0.3%

THE WESTERN UNION COMPANY

NOTES TO KEY STATISTICS

(in millions, unless indicated otherwise)

(Unaudited)

		1Q18	2Q18	3Q18	4Q18	FY2018	1Q19
	Consolidated Metrics cont.
(d)	Operating income, as reported (GAAP)	$264.9	$283.6	$302.6	$271.0	$1,122.1	$251.2
	Reversal of depreciation and amortization	66.7	65.7	63.6	68.7	264.7	64.8
	EBITDA (w)	$331.6	$349.3	$366.2	$339.7	$1,386.8	$316.0
	Operating margin, as reported (GAAP)	19.1%	20.1%	21.8%	19.3%	20.1%	18.8%
	EBITDA margin	23.9%	24.7%	26.4%	24.2%	24.8%	23.6%

(e)	Net income, as reported (GAAP)	$213.6	$217.6	$208.6	$212.1	$851.9	$173.1
	Income tax expense/(benefit) from Tax Act (v)	(6.0)	(6.2)	26.6	8.1	22.5	N/A
	Net income, adjusted, excluding Tax Act	$207.6	$211.4	$235.2	$220.2	$874.4	$173.1
	Diluted earnings per share ("EPS"), as reported (GAAP) ($- dollars)	$0.46	$0.47	$0.46	$0.48	$1.87	$0.39
	EPS impact as a result of Tax Act ($- dollars) (v)	(0.01)	(0.01)	0.06	0.01	0.05	N/A
	Diluted EPS, adjusted, excluding Tax Act ($- dollars)	$0.45	$0.46	$0.52	$0.49	$1.92	$0.39
	Diluted weighted-average shares outstanding	463.6	459.6	449.0	445.4	454.4	439.9

(f)	Effective tax rate, as reported (GAAP)	9%	15%	22%	10%	14%	20%
	Impact from Tax Act (v)	2%	2%	(10)%	(4)%	(2)%	N/A
	Effective tax rate, excluding Tax Act	11%	17%	12%	6%	12%	20%

THE WESTERN UNION COMPANY

NOTES TO KEY STATISTICS

(in millions, unless indicated otherwise)

(Unaudited)

		1Q18	2Q18	3Q18	4Q18	FY2018	1Q19
	Consumer-to-Consumer Segment
(g)	Revenues, as reported (GAAP)	$1,091.0	$1,127.5	$1,107.4	$1,127.7	$4,453.6	$1,056.9
	Foreign currency translation impact (s)	(26.4)	(9.6)	18.7	23.9	6.6	33.0
	Revenues, constant currency adjusted	$1,064.6	$1,117.9	$1,126.1	$1,151.6	$4,460.2	$1,089.9
	Prior year revenues, as reported (GAAP)	$1,015.0	$1,087.3	$1,107.7	$1,144.5	$4,354.5	$1,091.0
	Revenue change, as reported (GAAP)	7%	4%	0%	(1)%	2%	(3)%
	Revenue change, constant currency adjusted	5%	3%	2%	1%	2%	0%

(h)	Principal per transaction, as reported ($- dollars)	$307	$306	$308	$301	$305	$302
	Foreign currency translation impact ($- dollars) (s)	(10)	(4)	5	7	—	11
	Principal per transaction, constant currency adjusted ($- dollars)	$297	$302	$313	$308	$305	$313
	Prior year principal per transaction, as reported ($- dollars)	$292	$293	$302	$300	$297	$307
	Principal per transaction change, as reported	5%	5%	2%	0%	3%	(2)%
	Principal per transaction change, constant currency adjusted	2%	3%	4%	3%	3%	2%

(i)	Cross-border principal, as reported ($- billions)	$18.9	$20.4	$20.1	$20.5	$79.9	$19.1
	Foreign currency translation impact ($- billions) (s)	(0.7)	(0.2)	0.3	0.4	(0.2)	0.7
	Cross-border principal, constant currency adjusted ($- billions)	$18.2	$20.2	$20.4	$20.9	$79.7	$19.8
	Prior year cross-border principal, as reported ($- billions)	$17.3	$18.7	$19.0	$19.5	$74.5	$18.9
	Cross-border principal change, as reported	9%	9%	6%	5%	7%	1%
	Cross-border principal change, constant currency adjusted	5%	8%	7%	8%	7%	5%

THE WESTERN UNION COMPANY

NOTES TO KEY STATISTICS

(in millions, unless indicated otherwise)

(Unaudited)

		1Q18	2Q18	3Q18	4Q18	FY2018	1Q19
	Consumer-to-Consumer Segment cont.
(j)	NA region revenue change, as reported (GAAP)	4%	3%	2%	0%	2%	1%
	NA region foreign currency translation impact (s)	0%	0%	0%	0%	0%	0%
	NA region revenue change, constant currency adjusted	4%	3%	2%	0%	2%	1%

(k)	EU & CIS region revenue change, as reported (GAAP)	14%	9%	3%	1%	7%	(3)%
	EU & CIS region foreign currency translation impact (s)	(9)%	(5)%	1%	1%	(3)%	4%
	EU & CIS region revenue change, constant currency adjusted	5%	4%	4%	2%	4%	1%

(l)	MEASA region revenue change, as reported (GAAP)	0%	(4)%	(7)%	(7)%	(5)%	(7)%
	MEASA region foreign currency translation impact (s)	(1)%	(1)%	1%	1%	1%	1%
	MEASA region revenue change, constant currency adjusted	(1)%	(5)%	(6)%	(6)%	(4)%	(6)%

(m)	LACA region revenue change, as reported (GAAP)	20%	11%	2%	0%	8%	(2)%
	LACA region foreign currency translation impact (s)	5%	9%	14%	16%	11%	14%
	LACA region revenue change, constant currency adjusted	25%	20%	16%	16%	19%	12%

(n)	APAC region revenue change, as reported (GAAP)	2%	(5)%	(10)%	(9)%	(6)%	(13)%
	APAC region foreign currency translation impact (s)	(2)%	0%	1%	1%	0%	2%
	APAC region revenue change, constant currency adjusted	0%	(5)%	(9)%	(8)%	(6)%	(11)%

(o)	westernunion.com revenue change, as reported (GAAP)	23%	22%	19%	21%	21%	17%
	westernunion.com foreign currency translation impact (s)	(3)%	(1)%	1%	1%	0%	2%
	westernunion.com revenue change, constant currency adjusted	20%	21%	20%	22%	21%	19%

THE WESTERN UNION COMPANY

NOTES TO KEY STATISTICS

(in millions, unless indicated otherwise)

(Unaudited)

		1Q18	2Q18	3Q18	4Q18	FY2018	1Q19
	Business Solutions Segment
(p)	Revenues, as reported (GAAP)	$96.7	$93.1	$100.2	$96.8	$386.8	$95.6
	Foreign currency translation impact (s)	(4.8)	(2.7)	2.3	2.6	(2.6)	4.6
	Revenues, constant currency adjusted	$91.9	$90.4	$102.5	$99.4	$384.2	$100.2
	Prior year revenues, as reported (GAAP)	$93.6	$96.6	$99.4	$94.3	$383.9	$96.7
	Revenue change, as reported (GAAP)	3%	(4)%	1%	3%	1%	(1)%
	Revenue change, constant currency adjusted	(2)%	(6)%	3%	5%	0%	4%

(q)	Operating income, as reported (GAAP)	$2.8	$1.1	$14.3	$5.2	$23.4	$8.6
	Reversal of depreciation and amortization	10.6	10.5	10.4	10.4	41.9	10.2
	EBITDA (w)	$13.4	$11.6	$24.7	$15.6	$65.3	$18.8
	Operating income margin, as reported (GAAP)	2.9%	1.2%	14.2%	5.4%	6.1%	9.0%
	EBITDA margin	13.8%	12.6%	24.6%	16.2%	16.9%	19.7%

(r)	Other (primarily bill payments businesses in United States and Argentina)
	Revenues, as reported (GAAP)	$201.7	$190.5	$180.2	$177.1	$749.5	$184.5
	Foreign currency translation impact (s)	12.3	21.4	31.8	42.4	107.9	39.6
	Revenues, constant currency adjusted	$214.0	$211.9	$212.0	$219.5	$857.4	$224.1
	Prior year revenues, as reported (GAAP)	$193.8	$195.0	$197.6	$199.5	$785.9	$201.7
	Revenue change, as reported (GAAP)	4%	(2)%	(9)%	(11)%	(5)%	(9)%
	Revenue change, constant currency adjusted	10%	9%	7%	10%	9%	11%

THE WESTERN UNION COMPANY

NOTES TO KEY STATISTICS

(in millions, unless indicated otherwise)

(Unaudited)

2019 Consolidated Outlook Metrics
Operating cash flow (GAAP) ($- millions)	$850
Impact from tax payments related to net gain on Speedpay and Paymap divestitures, net of lower base-erosion anti-abuse tax payments ($- millions) (t) (x)	100
Operating cash flow, excluding impact from tax payments related to net gain on Speedpay and Paymap divestitures, net of lower base-erosion anti-abuse tax payments ($- millions)	$950

THE WESTERN UNION COMPANY

NOTES TO KEY STATISTICS

(in millions, unless indicated otherwise)

(Unaudited)

Non-GAAP related notes:

(s)

Represents the impact from the fluctuation in exchange rates between all foreign currency denominated amounts and the United States dollar. Constant currency results exclude any benefit or loss caused by foreign exchange fluctuations between foreign currencies and the United States dollar, net of foreign currency hedges, which would not have occurred if there had been a constant exchange rate. We believe that this measure provides management and investors with information about operating results and trends that eliminates currency volatility while increasing the comparability of our underlying results and trends.

(t)

On February 28, 2019, we entered into a stock purchase agreement with ACI Worldwide Corp. and ACW Worldwide, Inc. for approximately $750 million to sell our United States electronic bill payments business known as “Speedpay,” which is included as a component of “Other” in our segment reporting. The all-cash transaction is expected to close in May 2019.  Revenues have been adjusted to exclude the carved out financial information for Speedpay. This pro-forma financial measure is a non-GAAP measure and should not be considered a substitute for the GAAP measure.  We have included this information because management believes that presenting revenues as adjusted to exclude Speedpay will provide investors with a more meaningful comparison of results from continuing operations.  Additionally, Speedpay contribution to operating income excludes corporate overhead allocations.

(u)

Prior year operating income has been adjusted to exclude the impacts of our 2017 goodwill impairment, expenses incurred to transform our operating model to better drive efficiencies and growth initiatives ("WU Way expenses"), and certain litigation settlement costs. We believe that, by excluding the effects of these significant charges that can impact operating trends, management and investors are provided with a measure that increases the comparability of our underlying operating results. See below for reconciliation of prior year operating income.

	1Q17	2Q17	3Q17	4Q17	FY2017
Operating income/(loss), as reported (GAAP)	$240.1	$215.4	$272.2	$(251.9)	$475.8
Goodwill impairment	-	-	-	464.0	464.0
WU Way expenses	14.3	35.0	9.9	35.2	94.4
Litigation settlement costs	-	49.0	8.0	11.0	68.0
Operating income, as adjusted	$254.4	$299.4	$290.1	$258.3	$1,102.2

(v)

Represents the impact to our provision for income taxes related to the December 2017 enactment of tax reform in the United States (“Tax Act”), primarily due to a tax on previously undistributed earnings of certain foreign subsidiaries, partially offset by the remeasurement of deferred tax assets and liabilities and other tax balances to reflect the lower federal income tax rate, among other effects. During the fourth quarter of 2018, we completed our accounting for the Tax Act.

(w)

Earnings before Interest, Taxes, Depreciation, and Amortization (“EBITDA”) results from taking operating income and adjusting for depreciation and amortization expenses. EBITDA results provide an additional performance measurement calculation which helps neutralize the operating income effect of assets acquired in prior periods.

(x)

On May 6, 2019, we agreed to sell and completed the sale of Paymap Inc. (“Paymap”), which provides electronic mortgage bill payment services and is included as a component of “Other” in our segment reporting, for contingent consideration and immaterial cash proceeds received at closing. Our operating cash flow outlook has been adjusted to reflect the expected impact from tax payments relating to the net gain on Speedpay and Paymap divestitures, net of lower base-erosion anti-abuse tax payments. This financial measure is a non-GAAP measure and should not be considered a substitute for the GAAP measure. We have included this information because management believes that presenting this measure will provide investors with a more meaningful comparison of continuing operations.

THE WESTERN UNION COMPANY

NOTES TO KEY STATISTICS

(in millions, unless indicated otherwise)

(Unaudited)

Other notes:

(aa)	Geographic split for transactions and revenue, including transactions initiated through westernunion.com, is determined entirely based upon the region where the money transfer is initiated.
(bb)	Represents the North America (United States and Canada) (“NA”) region of our Consumer-to-Consumer segment.
(cc)	Represents the Europe and the Russia/Commonwealth of Independent States (“EU & CIS”) region of our Consumer-to-Consumer segment.
(dd)

Represents the Middle East, Africa, and South Asia (“MEASA”) region of our Consumer-to-Consumer segment, including India and certain South Asian countries, which consist of Bangladesh, Bhutan, Maldives, Nepal, and Sri Lanka.

(ee)	Represents the Latin America and the Caribbean (“LACA”) region of our Consumer-to-Consumer segment, including Mexico.
(ff)	Represents the East Asia and Oceania (“APAC”) region of our Consumer-to-Consumer segment.
(gg)

Represents transactions, including westernunion.com transactions initiated outside the United States, between and within foreign countries (including Canada and Mexico). Excludes all transactions originated in the United States.

(hh)	Represents transactions originated in the United States, including intra-country transactions and westernunion.com transactions initiated from the United States.
(ii)	Represents transactions conducted through Western Union branded websites and mobile apps (referred to throughout as “westernunion.com”).